Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact: Marty Ketelaar, Director, Investor Relations (515) 362-3693

AmerUs Group Reports Record 2002 Adjusted Net
Operating Income of $144.5 million; $3.58 Per Share

     DES MOINES, Iowa (February 6, 2003)—AmerUs Group Co. (NYSE: AMH), a leading producer of life insurance and annuity products, today announced fourth quarter adjusted net operating income of $36.1 million, or $0.92 per diluted share, compared with $35.2 million, or $0.83 per diluted share ($0.79 per diluted share including goodwill amortization) in the fourth quarter of 2001. Adjusted net operating income for 2002 was $144.5 million, or $3.58 per diluted share, compared with $122.4 million, or $3.27 per diluted share ($3.05 per diluted share including goodwill amortization) a year ago. “I’m pleased with the operating results we’ve achieved in 2002,” said Roger K. Brooks, chairman, president and chief executive officer of AmerUs Group. “We will continue to focus on our core protection and asset accumulation businesses to build scale, achieve greater efficiencies and increase profitability during the coming year.” Adjusted net operating income excludes items such as open block realized capital gains and losses, restructuring charges and the cumulative effect of accounting changes. A reconciliation of GAAP net income to net adjusted operating earnings has been included as part of this press release. In accordance with Statement of Financial Accounting Standard

142, “Goodwill and Other Intangible Assets,” AmerUs Group stopped amortizing goodwill on January 1, 2002.

Net Income

     As previously announced by the company, credit-related losses impacted net income during 2002. Net income decreased to $7.2 million for the fourth quarter of 2002, or $0.18 per diluted share compared to $21.5 million, or $0.51 per diluted share a year ago ($0.46 per diluted share including goodwill amortization). Year-to-date net income was $62.9 million, or $1.56 per diluted share, compared with $81.2 million or $2.17 per diluted share ($1.95 per diluted share including goodwill amortization) a year ago.

Record Protection Product Sales

     Fourth quarter fixed life sales increased to $33.6 million, compared to $28.1 million in the fourth quarter of 2001. Year-to-date, fixed life sales were up 73 percent to $129.7 million compared to $74.7 million during the same period of 2001. The increase in year-to-date sales is primarily a result of the acquisition of Indianapolis Life Insurance Company in May 2001. Assuming Indianapolis Life was owned for all of 2001, year-to-date fixed life sales would have increased 33 percent, up from $97.3 million. “These outstanding sales results exceeded our expectations for the year and are the result of our innovative product offerings and quality distribution systems,” said Brooks.

Accumulation Product Sales

     Sales of fixed annuity products for the quarter were $514 million, compared with $550 million for the fourth quarter of 2001. Year-to-date, fixed annuity sales were $1.8 billion compared to $1.9 billion a year ago. Additionally, the company issued $125 million of funding agreements during the quarter, resulting in total funding agreement issuance of

$875 million during 2002. “These are solid results and are in line with our plan given the current interest rate environment,” said Brooks.

Net Investment Income

     Net investment income was $250 million in the fourth quarter of 2002 compared to $253 million for the fourth quarter of 2001. Growth in invested assets was offset by lower yields on new investments. The portfolio yield during the fourth quarter of 2002 was 6.19 percent, compared to 6.61 percent in the fourth quarter of 2001. The 2002 annual portfolio yield was 6.38 percent, compared to 6.72 percent in 2001.

Corporate Actions

     During the quarter, the company paid its annual dividend of $0.40 per share on December 4, 2002, to shareholders of record on November 18, 2002. Additionally, the company will hold its annual meeting of shareholders at its corporate headquarters on May 8, 2003, at 2 p.m. CDT. Individuals interested in attending should contact the company’s corporate secretary’s office at (515) 362-3695.

Conference Call, Audio Replay and Additional Financial Information

     Interested parties may listen to a conference call with AmerUs Group’s management discussing fourth quarter 2002 results by calling (toll free) 888-820-4341 (international 706-679-8569) at 10:30 a.m. EST on Friday, February 7, 2003. An audio replay of AmerUs Group’s call will be available at 1 p.m. EST, February 7, 2003, through February 14, 2003. The replay can be accessed by dialing 800-642-1687 (international: 706-645-9291), Conference ID 7477637.

     Further detailed financial information, including operating segment income, investment composition, operating expenses and product distribution by channel, can be found in AmerUs Group’s Financial Supplement, which is available by accessing the company’s web site at www.amerus.com or by contacting the company’s investor relations department.

     AmerUs Group Co. is located in Des Moines, Iowa, and is engaged through its subsidiaries in the business of marketing and underwriting individual life insurance and annuity products in 50 states, the District of Columbia and the U.S. Virgin Islands. Its major subsidiaries include: AmerUs Life Insurance Company, American Investors Life Insurance Company, Inc., Bankers Life Insurance Company of New York, IL Annuity and Insurance Company, and Indianapolis Life Insurance Company.

     As of December 31, 2002, AmerUs Group’s total assets were $20.3 billion and shareholders’ equity totaled $1,262.9 million, including accumulated other comprehensive income.

AMERUS GROUP CO.
ADJUSTED NET OPERATING INCOME
($ in thousands, except share data)

Adjusted net operating income reflects net income adjusted to eliminate certain items, such as open block realized gains and losses, restructuring costs and non-insurance operations. Adjusted net operating income shown below does not constitute our net income computed in accordance with GAAP. The adjustments are presented net of income taxes.

	For The Three Months Ended		For The Year Ended
	December 31,		December 31,

	2002	2001	2002	2001

Net Income	$7,199	$19,534	$62,866	$72,907
Realized losses on open block investments (A)	29,986	10,896	66,386	25,475
Net amortization of deferred policy acquisition costs due to open block gains or losses (B)	(3,994)	2,311	(10,869)	(3,613)
Net effect of accounting differences from the adoption of SFAS 133 (C)	(2,769)	(878)	14,638	6,417
Demutualization costs (D)	—	518	1,186	969
Restructuring costs (E)	6,581	1,287	13,225	5,476
Other income from non-insurance operations (F)	(953)	(446)	(2,898)	(1,820)
Cumulative effect of change in accounting for derivatives (G)	—	—	—	8,236

Adjusted Net Operating Income	$36,050	$33,222	$144,534	$114,047

Adjusted Net Operating Income per common share:
Basic	$0.93	$0.80	$3.62	$3.09

Diluted	$0.92	$0.79	$3.58	$3.05

Weighted average common
shares outstanding:
Basic	38,919,178	41,741,649	39,972,328	36,949,198

Diluted	39,168,989	42,288,468	40,398,378	37,453,428

AMERUS GROUP CO.
NOTES TO ADJUSTED NET OPERATING INCOME

(A)	Represents total open block realized gains or losses on investments. Open block realized gains or losses may vary widely between periods. Such amounts are determined by management’s timing of individual transactions or current market conditions and do not necessarily correspond to the underlying operating trends.

(B)	Represents amortization of DAC and VOBA on the open block realized gains or losses that are included in our product margins.

(C)	Represents the net effect of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” related accounting entries. The accounting entries consist of cash flow hedge amortization, market value adjustments on trading securities, derivatives, certain annuity contracts, and the associated change in amortization of DAC and VOBA resulting from such adjustments.

(D)	Represents costs directly related to our demutualizations. The costs consist primarily of legal, actuarial and consulting expenses.

(E)	Represents costs of restructuring our operations to eliminate duplicative functions. The costs consist primarily of relocation of employees, severance and termination benefits, and systems conversion.

(F)	Represents the net income from our residential financing and property operations which is not part of our core insurance operations.

(G)	Represents the cumulative effect of change in accounting for derivatives, as of January 1, 2001, resulting from our adoption of SFAS No. 133.

AMERUS GROUP CO.
CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except share data)

	For The Three Months Ended		For The Year Ended
	December 31,		December 31,

	2002	2001	2002	2001

Revenues:
Insurance premiums	$86,956	$90,085	$350,812	$305,905
Universal life and annuity product charges	37,118	39,535	161,510	146,055
Net investment income	249,953	253,010	994,007	873,174
Realized (losses) on investments	(46,691)	(9,956)	(104,710)	(30,579)
Unrealized (losses) on investments	19,346	16,636	(45,209)	(60,050)
Other income	18,418	11,906	71,986	47,024

	365,100	401,216	1,428,396	1,281,529

Benefits and expenses:
Policyowner benefits	230,653	252,892	890,688	753,003
Underwriting, acquisition and other expenses	37,328	33,216	152,749	140,471
Demutualization costs	—	518	1,186	969
Restructuring costs	10,445	2,039	21,225	8,566
Amortization of deferred policy acquisition costs and value of business acquired	36,114	46,387	139,565	132,899
Dividends to policyowners	32,866	30,529	104,866	98,945

	347,406	365,581	1,310,279	1,134,853

Income from continuing operations	17,694	35,635	118,117	146,676
Interest expense	6,709	5,295	25,487	26,011

Income before income tax expense	10,985	30,340	92,630	120,665
Income tax expense	3,786	10,806	29,764	39,522

Net income from continuing operations	7,199	19,534	62,866	81,143
Cumulative effect of change in accounting for derivatives, net of tax	—	—	—	(8,236)

Net income	$7,199	$19,534	$62,866	$72,907

Net income from continuing operations per common share:
Basic	$0.18	$0.47	$1.57	$2.20

Diluted	$0.18	$0.46	$1.56	$2.17

Net income per common share:
Basic	$0.18	$0.47	$1.57	$1.97

Diluted	$0.18	$0.46	$1.56	$1.95

Weighted average common shares outstanding:
Basic	38,919,178	41,741,649	39,972,328	36,949,198

Diluted	39,168,989	42,288,468	40,398,378	37,453,428

AMERUS GROUP CO.
CONSOLIDATED BALANCE SHEETS
($ in thousands)

	December 31,

	2002	2001

Assets
Investments:
Securities available-for-sale at fair value:
Fixed maturity securities	$13,328,902	$11,037,425
Equity securities	63,345	11,362
Short-term investments	32,318	14,881
Securities held for trading purposes:
Fixed maturity securities	1,843,868	2,175,106
Equity securities	—	12,013
Short-term investments	—	4,212
Mortgage loans	883,034	944,532
Real estate	476	1,405
Policy loans	496,753	506,318
Other investments	283,794	345,179

Total investments	16,932,490	15,052,433
Cash and cash equivalents	102,612	179,376
Accrued investment income	185,660	174,238
Premiums, fees and other receivables	13,082	9,920
Reinsurance receivables	865,930	732,030
Deferred policy acquisition costs	884,239	642,680
Value of business acquired	454,159	583,829
Goodwill	218,995	195,484
Property and equipment	74,188	83,221
Deferred income taxes	—	12,140
Other assets	326,397	305,416
Separate account assets	235,913	328,385

Total assets	$20,293,665	$18,299,152

AMERUS GROUP CO.
CONSOLIDATED BALANCE SHEETS
($ in thousands)

	December 31,

	2002	2001

Liabilities and Stockholders’ Equity
Liabilities:
Policy reserves and policyowner funds:
Future life and annuity policy benefits	$16,244,016	$15,102,001
Policyowner funds	1,335,144	432,941

	17,579,160	15,534,942
Accrued expenses and other liabilities	283,836	512,500
Dividends payable to policyowners	303,062	221,224
Policy and contract claims	39,569	33,147
Income taxes payable	57,753	45,809
Deferred income taxes	20,071	—
Notes payable	511,353	384,628
Separate account liabilities	235,913	328,385

Total liabilities	19,030,717	17,060,635
Stockholders’ equity:
Preferred Stock, no par value, 20,000,000 shares authorized, none issued	—	—
Common Stock, no par value, 230,000,000 shares authorized; 43,656,280 shares issued and 39,011,578 shares outstanding in 2002; 43,505,998 shares issued and 41,759,450 shares outstanding in 2001	43,656	43,506
Additional paid-in capital	1,179,646	1,177,688
Accumulated other comprehensive income	88,522	12,669
Unearned compensation	(458)	(727)
Unallocated ESOP shares	(1,443)	(224)
Retained earnings	109,517	62,187
Treasury stock, at cost (4,644,702 shares in 2002 and 1,746,548 shares in 2001)	(156,492)	(56,582)

Total stockholders’ equity	1,262,948	1,238,517

Total liabilities and stockholders’ equity	$20,293,665	$18,299,152

AMERUS GROUP CO.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

December 31, 2002
($ in thousands)

			Accumulated
		Additional	Other		Unallocated				Total
		Paid-In	Comprehensive	Unearned	ESOP	Unassigned	Retained	Treasury	Stockholders'
	Common Stock	Capital	Income (Loss)	Compensation	Shares	Surplus	Earnings	Stock	Equity

Balance at December 31, 1999	$—	$—	$(67,948)	$(187)	$(797)	$840,962	$—	$—	$772,030
2000:
Net income	—	—	—	—	—	33,801	18,039	—	51,840
Net unrealized gain (loss) on securities	—	—	50,937	—	—	—	—	—	50,937
Stock issued under various incentive plans, net of forfeitures	6	169	—	105	—	273	—	—	553
Dividends declared on common stock	—	—	—	—	—	—	(11,972)	—	(11,972)
Allocation of shares in leveraged ESOP	—	600	—	—	695	—	—	—	1,295
Minority interest ownership changes	—	—	(177)	—	(2)	94	—	—	(85)
Acquisition of minority interest	12,615	285,405	—	—	—	—	—	—	298,020
Demutualization of AmerUs Group	17,390	518,535	—	(64)	(579)	(875,130)	—	—	(339,848)
Other	—	5,185	—	—	—	—	—	—	5,185

Balance at December 31, 2000	30,011	809,894	(17,188)	(146)	(683)	—	6,067	—	827,955
2001:
Net income	—	—	—	—	—	—	72,907	—	72,907
Change in accounting for derivatives	—	—	2,661	—	—	—	—	—	2,661
Transfer related to unrealized gain on available-for-sale securities reclassified to trading	—	—	(430)	—	—	—	—	—	(430)
Net unrealized gain (loss) on securities	—	—	35,891	—	—	—	—	—	35,891
Net unrealized gain (loss) on derivatives designated as cash flow hedges	—	—	(5,933)	—	—	—	—	—	(5,933)
Stock issued under various incentive plans, net of forfeitures	206	5,861	—	(581)	—	—	—	108	5,594
Stock issued under exercise of warrants	—	(1,383)	—	—	—	—	—	4,468	3,085
Dividends declared on common stock	—	—	—	—	—	—	(16,787)	—	(16,787)
Purchase of treasury stock	—	—	—	—	—	—	—	(44,985)	(44,985)
Acquisition of IL Holdings	9,047	223,358	—	—	—	—	—	—	232,405
Conversion of company-obligated mandatorily redeemable preferred capital securities	4,242	139,478	—	—	—	—	—	(16,173)	127,547
Allocation of shares in leveraged ESOP	—	480	—	—	459	—	—	—	939
Minimum pension liability adjustment	—	—	(2,332)	—	—	—	—	—	(2,332)

Balance at December 31, 2001	43,506	1,177,688	12,669	(727)	(224)	—	62,187	(56,582)	1,238,517
2002:
Net income	—	—	—	—	—	—	62,866	—	62,866
Net unrealized gain on securities	—	—	73,646	—	—	—	—	—	73,646
Net unrealized gain on derivatives designated as cash flow hedges	—	—	3,434	—	—	—	—	—	3,434
Stock issued under various incentive plans, net of forfeitures	150	5,730	—	269	—	—	—	1	6,150
Stock issued under exercise of warrants	—	(3,802)	—	—	—	—	—	12,205	8,403
Purchase of treasury stock and ESOP shares	—	—	—	—	(2,522)	—	—	(112,116)	(114,638)
Dividends declared on common stock	—	—	—	—	—	—	(15,536)	—	(15,536)
Allocation of shares in leveraged ESOP	—	30	—	—	1,303	—	—	—	1,333
Minimum pension liability adjustment	—	—	(1,227)	—	—	—	—	—	(1,227)

Balance at December 31, 2002	$43,656	$1,179,646	$88,522	$(458)	$(1,443)	$—	$109,517	$(156,492)	$1,262,948